                                                                       EXHIBIT 3


                 STOCKHOLDERS AGREEMENT dated as of June 17, 1997, among Monterey Resources, Inc., a Delaware corporation ("Parent"), Monterey Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and the other parties identified on Schedule A hereto (each, a "Stockholder").

                 WHEREAS, each Stockholder desires that McFarland Energy, Inc., a Delaware corporation (the "Company"), Parent and Purchaser enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Purchaser with and into the Company (the "Merger"); and

                 WHEREAS, each Stockholder is executing this Agreement as an inducement to Parent and Purchaser to enter into and execute the Merger Agreement.

                 NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

                 Section 1. Representations and Warranties. Each Stockholder severally, and not jointly, represents and warrants to Parent and Purchaser as follows:

                 (a) Such Stockholder is the record or beneficial owner of the number of shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock"), and holds options for shares of Company Common Stock, each as set forth opposite such Stockholder's name in Schedule A hereto (as may be adjusted from time to time pursuant to Section 4, such Stockholder's "Shares"). Except for such Stockholder's Shares, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock. Any of such Shares which are described on Schedule A as option shares shall be deemed "Option Shares" for the purposes of this Agreement. All other shares shall be deemed "Owned Shares." Any Option Shares which are exercised prior to the termination of this Agreement shall be deemed to be "Owned Shares."

                 (b) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject. To the best of such Stockholder's knowledge, consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or state takeover laws.


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                 (c)      Such Stockholder's Owned Shares and the certificates
         representing such Owned Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.

                 (d) Such Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                 Section 2. Purchase and Sale of Shares. So long as the Per Share Amount in the Offer is not less than $18.55 in cash (net to the seller), each Stockholder hereby severally agrees that it shall tender its Shares into the Offer prior to the expiration of the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional). In addition, each Stockholder hereby severally agrees to sell to Purchaser, and Purchaser hereby agrees to purchase, all such Stockholder's Owned Shares at a price per Share equal to $18.55, or such higher price per Share as may be offered by Purchaser in the Offer, provided that such obligations to purchase and sell are both subject to
(i) Purchaser having accepted Shares for payment under the Offer and the Minimum Condition (as defined in the Merger Agreement) (minus any Shares which are the subject of this Agreement but are not purchased in the Offer) having been satisfied, and (ii) the expiration or termination of any applicable waiting period under the HSR Act.

                 Section 3. Covenants. Each Stockholder severally, and not jointly, agrees with, and covenants to, Parent and Purchaser as follows: such Stockholder shall not, except as contemplated by the terms of this Agreement, during the term of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby; provided that each Stockholder shall be entitled to transfer all or any portion of such Shareholder's Shares to any person or entity which agrees in writing to be bound by the provisions of this Agreement.

                 Section 4. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the

Company by any Stockholder, the number of Owned Shares and Option Shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by such Stockholder.

                 Section 5. Transfer. Each Stockholder agrees with and covenants to Parent that such Stockholder shall not request that the Company register the transfer (booked as entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company, unless such transfer is made in compliance with this Agreement.

                 Section 6. Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by Parent and Purchaser and other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

                 Section 7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director for the Company to the extent specifically permitted by the Merger Agreement.

                 Section 8. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof.

                 Section 9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of
(a) the date upon which the Merger Agreement is terminated by the Company, Parent or Purchaser for any reason in accordance with its terms or (b) the date that Parent or Purchaser shall have purchased and paid for the Shares of each Stockholder pursuant to Section 2.

                 Section 10.      Miscellaneous.

                 (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.





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                 (b)      All notices, requests, claims, demands and other
         communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to Parent or Purchaser, to the address set forth in Section 9.03 of the Merger Agreement; and (ii) if to a Stockholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by such Stockholder.

                 (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Stockholder) as to any Stockholder when one or more counterparts have been signed by each of Parent, Purchaser and such Stockholder and delivered to Parent, Purchaser and such Stockholder.

                 (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                 (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts or laws thereof.

                 (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in party, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

                 (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                 (i) Each Stockholder agrees that irreparable damage would occur and that Parent and Purchaser would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.





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
                 (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.





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                 IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders
have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        MONTEREY RESOURCES, INC.


                                        By: /s/ R. Graham Whaling
                                           -------------------------------------
                                           R. Graham Whaling
                                           Chairman of the Board and
                                           Chief Executive Officer



                                        MONTEREY ACQUISITION CORPORATION


                                        By: /s/ R. Graham Whaling
                                           -------------------------------------
                                           R. Graham Whaling
                                           Chairman of the Board and
                                           Chief Executive Officer

                                        McFARLAND FAMILY TRUST



                                        By: /s/ J. C. McFarland
                                           -------------------------------------
                                           J.C. McFarland, Trustee



                                        By: /s/ Ruth S. McFarland
                                           -------------------------------------
                                           Ruth S. McFarland, Trustee



                                            /s/ J. C. McFarland
                                           -------------------------------------
                                           J.C. McFARLAND



                                            /s/ Carolyn J. McFarland
                                           -------------------------------------
                                           CAROLYN J. McFARLAND



                                            /s/ William E. Carl
                                           -------------------------------------
                                           WILLIAM E. CARL





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
                                   Schedule A
                                   ----------

                                                                              Number of Shares of Common Stock
                                                    Number of Shares of          Issuable upon Exercise of
       Stockholder (including address)              Common Stock Owned                    Options
       -------------------------------              ------------------        ---------------------------------
 McFarland Family Trust                                 527,696                                   0
 10425 So. Painter Avenue
 Santa Fe Springs, CA  90670

 J.C. McFarland and                                      75,295                             140,500
 Carolyn J. McFarland
 10425 So. Painter Avenue
 Santa Fe Springs, CA  90670

 William E. Carl                                        116,362                               5,000
 RR HCR8
 Box 641
 Beeville, TX  78104





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